Exhibit (g)(9)

SCHEDULE I

to the Custody Agreement

by and between WADDELL & REED ADVISORS FUNDS

on behalf of the each Fund listed below

and THE BANK OF NEW YORK MELLON

Waddell & Reed Advisors Funds

Waddell & Reed Advisors Accumulative Fund

Waddell & Reed Advisors Asset Strategy Fund1,2,3

Waddell & Reed Advisors Bond Fund

Waddell & Reed Advisors Cash Management Fund

Waddell & Reed Advisors Continental Income Fund

Waddell & Reed Advisors Core Investment Fund

Waddell & Reed Advisors Dividend Opportunities Fund

Waddell & Reed Advisors Energy Fund

Waddell & Reed Advisors Global Bond Fund

Waddell & Reed Advisors Global Growth Fund

Waddell & Reed Advisors Government Securities Fund

Waddell & Reed Advisors High Income Fund

Waddell & Reed Advisors Municipal Bond Fund

Waddell & Reed Advisors Municipal High Income Fund

Waddell & Reed Advisors New Concepts Fund

Waddell & Reed Advisors Science and Technology Fund

Waddell & Reed Advisors Small Cap Fund

Waddell & Reed Advisors Tax-Managed Equity Fund

Waddell & Reed Advisors Value Fund

Waddell & Reed Advisors Vanguard Fund

Amended and Effective December 12, 2012 with respect to addition of Waddell & Reed Advisors ASF, LLC; Amended and Effective February 15, 2013 with respect to addition of WRA ASF II, Ltd.; Amended and Effective April 9, 2013. Amended and Effective January 1, 2015 with respect to the name change of Waddell & Reed Advisors International Growth Fund to Waddell & Reed Advisors Global Growth Fund.

[1]	Including the wholly-owned subsidiary WRA ASF, LLC
[2]	Including the wholly-owned subsidiary WRA ASF II, Ltd.
[3]	Including the wholly-owned subsidiary WRA ASF III (SBP), LLC